Exhibit 10.22

September 16, 2002

Mr. Michael Scharff
409 Militia Drive
Lansdale, PA 19446

Re:    Employment Terms and General Release

Dear Mike:

As you know, your Employment Agreement with RMH Teleservices, Inc. (“the Company”) expired on August 31, 2002. Nevertheless, we would like you to continue working for the Company under the revised terms and conditions described below.

You may consider our offer for twenty-one (21) days. If you need a reasonable amount of additional time, it will be granted upon request. You are encouraged to review this Agreement with your attorney.

The proposed terms and conditions of your continued employment are as follows:

1.    In consideration for your General Release set forth below in paragraph 2, the Company agrees, intending to be legally bound;

(a)   to pay you the gross sum of One Hundred and Eighty Thousand Dollars ($180,000.00), minus applicable taxes and other withholdings, for your continued employment from September 1, 2002 through August 2003 so long as you execute and do not revoke this Agreement. This payment will be made to you in four (4) equal installments. The first installment will be made within ten (10) days of the Company’s receipt of the executed original of this Agreement. The other installments will be made on December 1, 2002, March 1, 2003 and June 1, 2003, so long as you execute and do not revoke the Agreement by such time;

(b)   to pay you $90,000, minus applicable taxes and other withholdings, on or about September 15, 2003, if you execute another general Release Agreement (within 21 days of August 15, 2003), releasing the Company and the other Releasees, as defined below, from any and all liability, have not violated the non-competition or confidentiality provisions of your prior Employment Agreement and continue to be available and willing to work for the Company through August, 2004;

(c)   to pay the “Designated Percentage” of the premiums associated with your continued participation in the Company’s group health plan under the Consolidated Omnibus Budget Reconciliation Act (“COBRA”), until the earlier of: (a) February 28, 2004, (b) you are eligible for coverage as an employee under another employer’s group medical plans, (c) the terms, conditions and restrictions of COBRA do not allow such continued COBRA coverage for you, or (d) the Company discontinues all of its group medical plans. (For purposes of this paragraph, the term “Designated-Percentage” refers to the portion of your insurance premium which the Company paid while you were an active employee of the Company); and

(d)   allow you to continue your employment with the Company through August 2004, unless in the Company’s reasonable belief, there is cause for your termination at an earlier time. Cause is defined as the Company’s reasonable belief that you have:

(i)    breached or neglected the material duties that you are required to perform under the terms of this Agreement, including if you perform your duties in an incompetent manner.

(ii)    engaged in a felony or a crime of moral turpitude or that you have entered a plea of nolo contendere (or similar plea) to a charge of such an offense;

(iii)    used alcohol or any unlawful controlled substance while performing your duties under this Agreement and/or if such use materially interferes with the performance of your duties under this Agreement;

(iv)    committed any act of criminal fraud, material dishonesty or misappropriation relating to or involving the Company;

(v)    materially violated a rule(s), regulation(s), policy(ies) or plan(s) governing your performance or an express direction(s) of the Board governing your performance;

(vi)    engaged in the unauthorized disclosure of Confidential Information; or

(vii)    acted in a manner that is materially contrary to the best interest of the Company.

(e)    allow you to remain covered under the Company’s group life insurance policy through August 2004, so long as (i) the policy stays in existence throughout such time, (ii) your coverage is permitted under the terms, conditions and restrictions of the Plan, and (iii) Unum provides the Company with written authorization of your eligibility for continued coverage under the existing Plan.

(f) to pay any premiums under the Section 162 Executive Bonus Plan for you (Policy 9605245) through December 15, 2003.

2.    In consideration for the Company’s payment set forth above in Paragraph 1, you agree, intending to be legally bound:

(a)    to release and forever discharge the Company and its related or affiliated companies, and each of their past, present and future officers, directors, shareholders, attorneys, employees, owners and agents, and their respective successors and assigns (collectively “Releasees”), jointly and severally, from any and all actions, complaints, charges, causes of action, lawsuits or claims of any kind (collectively “Claims”), known or unknown, which you, your heirs, agents, successors or assigns ever had, now have or hereafter may have against Releasees arising heretofore out of any matter, occurrence or event existing or occurring prior to the execution hereof, including, without limitation: any claims relating to or arising out of your employment with and/or termination of employment by the Company on August 31, 2004; any claims regarding or in any way relating to the Employment Agreement you executed on August 27, 1998 and which expired (except for paragraphs 11 and 12 which survive the expiration of Employment Agreement) on August 31, 2002; any claims related to workers’ compensation; any claims related to your getting or not getting any promotions or alternate positions for which you have applied or believe you were qualified or eligible; any claims for unpaid or withheld wages, severance, unused paid time off, benefits, bonuses, commissions and/or other compensation of any kind including the provision of such payments under previous employment agreements which are now expired; any claims regarding the Section 162 Executive Bonus Plan; any claims related to the Life Insurance Policy under which the Company paid your premiums in the past; any claims of retaliation; any claims for attorneys’ fees, costs or expenses; any claims of discrimination and/or harassment based on age, sex, race, religion, color, creed, disability, handicap, citizenship, national origin, ancestry, sexual preference or orientation, or any other factor prohibited by Federal, State or Local law (such as the Age Discrimination in Employment Act, 29 U.S.C. (s) 621 et. seq., Title VII of the Civil Rights Act of 1964, as amended, the Americans with Disabilities Act, the Pennsylvania Human Relations Act and the City of Philadelphia’s Fair Practice Ordinance); any claims for retaliation and/or any whistleblower claims; and/or any other statutory or common law claims, now existing or hereinafter recognized, including, but not limited to, breach of contract, libel, slander, fraud, wrongful discharge, promissory estoppel, equitable estoppel and misrepresentation.

(b)    not to disclose any confidential information relating to the Company or any of its affiliates which you acquired in the course of your employment with the Company which is not generally known by and readily accessible to the public. This confidential information includes, but is not limited to: customer and client lists; marketing, business and legal plans, procedures and strategies; pricing plans and/or operating or accounting procedures of the Company or any of its affiliates. (This restriction shall not be construed to preclude you from disclosing confidential information pursuant to an order of a court, administrative tribunal or arbitration panel. However, immediately upon receipt of notice of any proceeding in which you may be required to give testimony which involves the Company or any of its affiliates, directly or indirectly, you shall inform, in writing, the Executive Vice President of Human Resources of the Company of the existence of the proceeding so that the Company can seek an appropriate protective order.)

(c)    that you have not filed or caused to be filed any lawsuit or complaint with respect to any claim you are releasing in this Agreement. Should any such lawsuit, complaint or charge be filed in the future, you agree that you will not accept relief or recovery there from, unless the lawsuit or complaint is for the Company’s breach of this Agreement. Notwithstanding anything in this Agreement to the contrary, nothing herein shall: (i) prevent or restrict you from cooperating with any federal or state governmental authority; (ii) prevent or restrict you from assisting any such authority in its investigative or fact-finding activities; or (iii) waive your right to file a charge with any such authority, provided that the relief requested would confer no direct personal benefit on you.

(d)  to withdraw with prejudice any and all claims, charges and cause of actions against the Company and/or any of the Releasees, including but not limited to the EEOC and the PHRC.

(e)  that all provisions, obligations and promises under the Employment Agreement you executed on August 27, 1998 (“Employment Agreement”) are null and void, except for (i) paragraphs 11 and 12 which survive the Employment Agreement and apply during your employment with the Company and following your termination of employment from the Company and which covenants are incorporated by reference into this Agreement, and (ii) the 1996 Stock Incentive Plan and the restrictive stock grant you were given on January 16, 2001.

(f)  that your employment will be terminated by the Company as of August 31, 2004 and that until such time, you will work at the Newtown Square office as Special Project Manager.

3.      The General Release in paragraph 2 above does not apply to any claims to enforce this Agreement or to any claims arising out of any matter, occurrence or event occurring after the execution of this Agreement.

4.      You acknowledge and agree that the Company’s payment under paragraph 1 above, your continued employment following the end of your formal Employment Agreement (August 31, 2002), as well as the payment for your continued COBRA coverage are not required by any policy, plan or prior agreement and constitute adequate consideration to support your General Release in paragraph 2 above. You acknowledge and agree that the consideration in paragraph 1 above is instead of and not in addition to any other consideration (i.e., severance, wages, bonuses, fringes, other benefits you would have otherwise been entitled to under other policies, plans or agreements including but not limited to the Employment Agreement that expired on August 31, 2002) and that upon your last date of employment, August 31, 2004, you will not be eligible for any severance, bonus or other consideration from the Company.

5.      Whether or not you execute this Agreement and General Release:

(a)  As of October 1, 2002, you will be eligible to continue to participate in the Company’s group health plan at your sole expense pursuant to COBRA, subject to COBRA’s eligibility requirements and other terms, conditions, restrictions and exclusions.

(b)  You will be bound by the confidentiality portion of the Confidentiality/Non-Compete Agreement you executed during your employment, as well as by paragraphs 11 and 12 of the Employment Agreement which you executed on August 17, 1998.

(c)  Your Employment Agreement, executed on August 17, 1998, has expired and all provisions, except for paragraphs 11 and 12, are null and void.

(d)  You will not be eligible to participate in the Company’s 401k plan at any time in the future.

6.      You agree that, at all times, the existence, terms and conditions of this Agreement will be kept secret and confidential and will not be disclosed voluntarily to any third party,

except to the extent required by law, to enforce the Agreement or to obtain confidential legal, tax or financial advice with respect thereto. You may not discuss or state the consideration or anything which would imply that you received any settlement from RMH.

7.  You agree to pay any and all federal, state and local taxes assessed against you with respect to any consideration received pursuant to this Agreement to the extent not already withheld. You agree to indemnify RMH and the other Releasees for any such tax liability incurred in connection with this Agreement.

8.  You agree that you will not apply for employment or reemployment with the Company or any related or affiliated company following your termination on August 31, 2004.

9.  The obligations under paragraph 1 above shall cease, as will your employment, in the event that you: (1) initiate an action against the Company or any of the other Releases with respect to a claim that has been released pursuant to paragraph 2(a) above or (2) fail to comply with the obligations set forth in paragraph 2 above and/or paragraphs 11 or 12 of the Employment Agreement, and/or (3) breach the confidentiality provision referenced in paragraph 2 above.

10.  This Agreement shall be governed by and construed in accordance with the laws of the Commonwealth of Pennsylvania.

11.  Nothing in this Agreement shall be construed as an admission or concession of liability or wrongdoing by the Company or any other Releasee as defined above. Rather, the proposed Agreement is being offered for the sole purpose of settling amicably any and all possible disputes between the parties and allowing you and the Company to continue a valuable working relationship through August 31, 2004.

12.  In the event you breach this Agreement by bringing a Claim released pursuant to paragraph 2 above, you shall indemnify and hold harmless Releasees as defined above for any attorneys’ fees, costs or expenses which may be incurred in defending the released Claim. In the event you breach this Agreement, the General Release set forth in paragraph 2 above shall remain in full force and effect.

13.  If any provision of this Agreement is deemed unlawful or unenforceable by a court of competent jurisdiction, the remaining provisions shall continue in full force and effect.

14.  This Agreement constitutes the entire agreement between the parties and supersedes any and all prior agreements, written or oral, expressed or implied, except for the confidentiality provisions contained in the Confidentiality/Non-Competition Agreement you signed while employed and paragraphs 11 and 12 of the Employment Agreement, which survive the termination of your employment and are incorporated herein by reference.

15.  Company and you covenant, acknowledge and agree that for purposes of both the Stock Award Agreement and the Stock Option Agreement, your employment with Company shall be deemed to be and to have been continuous and uninterrupted from August 27, 1998 through the termination of this Agreement, which is expected to be August 2004, unless your employment is terminated earlier as per this Agreement.

16.   You agree that you will not, directly or indirectly, disparage RMH or any of the other Releasees to any third party for any reason, including publishing any letters, e-mails or websites, which mentions RMH and/or any of the other Releasees, or which in any way provide confidential, negative or disparaging information.

17.   Both parties agree that this Agreement survives a Change of Control and that the Company’s rights could be assigned upon the Change of Control to the “new company”. Change of Control is defined to have occurred if:

(a)  any “person” as such term is used in Sections 13(d) and 14(d) of the Securities Exchange Act of 1934 (“the Exchange Act”) (other than the Company, any subsidiary of the Company, any “person” (as defined herein) acting on behalf of the Company as underwriter pursuant to an offering who is temporarily holding securities in connection with such offering, any trustee or other fiduciary holding securities under an executive benefit plan of the Company, or any “person” who, on the date the RMH Teleservices, Inc. 1996 Stock Incentive Plan (the “Plan”) is effective, shall have been the “beneficial owner” (as defined in Rule 13d-3 under the Exchange Act) of or have voting control over shares of capital stock of the Company possessing more than thirty percent (30%) of the combined voting power of the Company’s then outstanding securities, excluding any transactions whereby RT Investors LLC transfers some or all of its shares to its members and excluding transfers between and among any members of RT Investors LLC) is or becomes the “beneficial owner” (as herein above defined), directly or indirectly, of securities of the Company representing thirty percent (30%) or more of the combined voting power of the Company’s then outstanding securities;

(b)  during any period of not more than two consecutive years (not including any period prior to the date the Plan is effective), individuals who at the beginning of such period constitute the Board of Directors, and any new director (other than a director designated by a “person” who has entered into an agreement with the Company to effect a transaction described in clause (a), (c) or (d) of this definition) whose election by the Board of Directors or nomination for election by the Company’s shareholders was approved by a vote of at least two-thirds of the directors then still in office who either were directors at the beginning of the period or whose election or nomination for election was previously so approved, cease for any reason to constitute at least a majority thereof;

(c)  the shareholders of the Company approve a merger or consolidation of the Company with any other corporation or other legal entity, other than (1) a merger or consolidation which would result in the voting securities of the Company outstanding immediately prior thereto continuing to represent (either by remaining outstanding or by being converted into voting securities of the surviving entity) more than fifty percent (50%) of the combined voting power of the voting securities of the Company or such surviving entity outstanding immediately after such merger or consolidation or (2) a merger or consolidation effected to implement a recapitalization of the Company (or similar transaction) in which no “person”(other than a “person” who, on the date the Plan is effective, shall have been the “beneficial owner” of or have voting control over shares of capital stock of the Company possessing more than fifty percent (50%) of the combined voting power of the Company’s then outstanding securities) acquires more than fifty percent (50%) of the combined voting power of the Company’s then outstanding securities; or

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(d)  the shareholders of the Company approve a plan of complete liquidation of the entire Company or an agreement for the sale or disposition by the Company of all or substantially all of the Company’s assets (or any transaction having a similar effect).

18.  You agree and represent that:

(a)  You have read carefully the terms of this Agreement, including the General Release;

(b)  You have had an opportunity to and have been encouraged to review this Agreement, including the General Release, with an attorney;

(c)  You understand the meaning and effect of the terms of this Agreement, including the General Release;

(d)  You were given as much time as you needed to determine whether you wished to enter into this Agreement, including the General Release;

(e)  The entry into and execution of this Agreement, including the General Release, is of your own free and voluntary act without compulsion of any kind;

(f)  No promise or inducement not expressed herein has been made to you; and

(g)  You have adequate information to make a knowing and voluntary waiver.

19.    If you sign this Agreement, you will retain the right to revoke it for seven (7) days. The Agreement shall not be effective until after the Revocation Period has expired. To revoke this Agreement, you must send a certified letter to my attention. The letter must be post-marked within 7 days of your execution of this Agreement. (RMH shall have no obligations under paragraph 1 above until after the Revocation Period has expired, provided that you do not revoke the Agreement in a timely manner in accordance with this Paragraph.)

* * *

If you agree with the proposed terms as set forth above, please sign this letter indicating that you understand, agree with and intend to be bound by such terms.

We wish you the best in the future.

Sincerely

/s/ Paul Little
Paul Little
Executive Vice President Human Resources

UNDERSTOOD AND AGREED,

INTENDING TO BE LEGALLY BOUND:

/s/ Michael Scharff
Michael Scharff

Date

Witness